PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

                                                 NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark F. Bradley
December 3, 2008		President and Chief Executive Officer
(740) 373-3155

PEOPLES BANCORP INC. RECEIVES PRELIMINARY
APPROVAL TO PARTICIPATE IN U.S. TREASURY
CAPITAL PURCHASE PROGRAM
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MARIETTA, Ohio – The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) has called a Special Meeting of Shareholders, which will be held on January 22, 2009, to consider and vote on a proposal to adopt an amendment to Peoples’ Amended Articles of Incorporation to authorize Peoples to issue preferred shares.
The authorization would enable Peoples to participate in the TARP Capital Purchase Program established by the U.S. Department of Treasury (the “U.S. Treasury”) under the Emergency Economic Stabilization Act of 2008.  Peoples is not currently authorized to issue preferred shares under its Amended Articles of Incorporation, which is a prerequisite for participation in the Capital Purchase Program.
Peoples has already received preliminary approval from the U.S. Treasury to participate in the Capital Purchase Program, which is a voluntary program designed to provide capital for healthy banks, improve lending activities and benefit the U.S. economy.
“As a community bank, we believe it is important for us to be a part of the U.S. Treasury’s Capital Purchase Program in support of our local economy,” said Mark F. Bradley, President and Chief Executive Officer. “We believe the Capital Purchase Program provides a cost effective means for healthy financial institutions like Peoples to fortify capital positions.”
On November 12, 2008, Peoples received preliminary approval from the U.S. Treasury of its application for a capital investment of $39 million, or 3% of Peoples’ total risk-weighted assets, which is the maximum that Peoples is allowed to receive under the Capital Purchase Program.  This investment would be in the form of newly issued non-voting cumulative perpetual preferred shares and a related 10-year warrant sold by Peoples to the U.S. Treasury.  The preferred shares will pay an annual dividend of 5% during the first five years and 9% each year thereafter, unless redeemed by Peoples.  The warrant will entitle the holder to purchase 313,505 Peoples common shares with an exercise price of $18.66.  The U.S. Treasury’s preliminary approval is also subject to certain standard conditions and approvals, including the execution of definitive agreements.
“This additional capital will add to our already strong capital position during these challenging economic times,” said Bradley.  “Our primary intent will be to use this capital to serve the needs of our clients and invest in our communities by continuing to make loans to qualified individuals and businesses.  We may also use a portion of the proceeds for other expansion opportunities that could be presented in the future.”

Peoples’ Total Risk-Based Capital Ratio is expected to exceed 16% if Peoples issues the entire $39 million of cumulative perpetual preferred shares, as preliminarily approved by the U.S. Treasury, compared to 13.68% at September 30, 2008. A minimum ratio of 10% is required to be considered a well-capitalized institution under applicable regulatory guidelines.
Peoples will soon file with the Securities and Exchange Commission definitive proxy materials in respect of the Special Meeting of Shareholders.  In mid-December, these proxy materials will be mailed to Peoples shareholders of record as of December 10, 2008, the record date for shareholder voting.
Peoples Bancorp Inc. is a diversified financial products and services company with $1.9 billion in assets, 49 locations and 38 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

Peoples will release definitive proxy materials to shareholders in respect of a Special Meeting of Shareholders at such time as is appropriate under applicable laws, rules and regulations, including those of the SEC and NASDAQ.  Peoples’ shareholders are urged to read these definitive proxy materials when they become available because they will contain important information about the business to be conducted at such Special Meeting.

Safe Harbor Statement:
This news release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder.  In particular, this release includes forward-looking statements regarding the amount of capital Peoples may obtain through participation in the Capital Purchase Program, the timing of any capital investment by the U.S. Treasury, the potential benefits of Peoples’ participation in the Capital Purchase Program and the potential impact participation could have on Peoples’ future results of operations and financial condition. These statements are subject to certain risks and uncertainties including Peoples’ ability to satisfy the terms and conditions of participation in the Capital Purchase Program, Peoples’ ability to deploy any capital received through the Capital Purchase Program and the other risks set forth in Peoples’ filings with the Securities and Exchange Commission, including the those risk factors included in the disclosure under the heading “ITEM 1A. RISK FACTORS” of Part I of Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007. As a result, actual results may differ materially from the forward-looking statements in this news release. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance.  Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements.  Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from Peoples’ website.

END OF RELEASE